Exhibit 99.1



Investor Contact: Ken Jones
                  864-597-8658
                                                                   NEWS RELEASE
Media Contact:    Debbie Atkins
                  864-597-8361


             DENNY'S CORPORATION REPORTS FIRST QUARTER 2004 RESULTS

         SPARTANBURG, S.C., May 6, 2004 -- Denny's Corporation (OTCBB: DNYY) today reported results for its first quarter ended March 31, 2004. Highlights included:

First Quarter 2004

o Same-store sales for the first quarter increased 6.4% at company units and 6.7% at franchised units.
o Denny's ended the quarter with 558 company units, down 5 from the same time last year, and 1,064 franchised and licensed units, down 42 from last year.
o Total operating revenue increased $8.6 million, or 3.9%, to $229.4 million for the quarter.
o Operating income increased $0.5 million to $10.9 million for the quarter, or 4.7% of total revenue.
o Net loss for the quarter was $8.7 million compared with last year's net loss of $9.1 million.
o At quarter end, Denny's $158 million credit facility had net availability of $64 million.

         Commenting on Denny's results for the first quarter, Nelson J. Marchioli, president and chief executive officer, said, "We are very pleased to report a 6.4% same-store sales increase in the first quarter. This is our highest quarterly same-store sales increase since we began reporting the measure ten years ago. Our value breakfast message continues to resonate with our customers as our featured $4.99 breakfasts have been our top seller since they were introduced in August of last year.

         "The most encouraging component of our sales growth has been guest traffic which increased 3.3% in the first quarter. As I have mentioned before, achieving consistent customer count growth is our primary focus and will ultimately define the future success of Denny's. In addition to increasing guest traffic, we have raised our average guest check through directed menu mix shifts as well as selective price increases, primarily to cover commodity cost pressures. Our strong sales momentum continued into April as we posted a 6.4% same-store sales increase for the month at our company-owned restaurants. We are optimistic that we can maintain our strong sales performance through the balance of the year.

         "In addition to increasing sales, we have been successful in improving our company restaurant margins despite industry-wide cost pressures on commodity prices, payroll costs and utility expenses. We have been particularly successful in lowering our payroll and benefits costs through more efficient labor scheduling as well as redesigning our health benefits programs. We expect to build upon these margin improvements as we head into our traditionally higher volume summer months.

         "The basis of our recent operating turnaround is improved store-level execution. Over the last several years we have focused on enhancing customer service and hospitality while making significant investments in our food quality, staffing and restaurant facilities. I am confident that if we continue to focus on the fundamentals, Denny's has a very bright future ahead," Marchioli concluded.

First Quarter Results

         Denny's reported total operating revenue for the first quarter of $229.4 million, up $8.6 million from the prior year quarter. Company restaurant sales increased $8.3 million to $207.8 million as a same-store sales increase of 6.4% more than offset a five unit decline in company-owned restaurants. Franchise revenue increased slightly to $21.6 million as a 6.7% same-store sales increase was offset by a 42-unit decline in franchised restaurants.

         Company restaurant operating margin for the first quarter increased by
1.9 percentage points to 12.4% of company sales compared with 10.5% of sales last year. Commodity cost pressures contributed to a 0.4 percentage point increase in product costs. The balance of the product cost increase resulted from $1.0 million (0.5 percentage points) in deferred gain amortization in last year's first quarter with no related amortization in this year's quarter. Offsetting higher food prices was a 1.9 percentage point decrease in payroll and benefits costs resulting from more efficient labor scheduling as well as lower health benefits costs. In addition, operating margin benefited from lower repairs and maintenance expenses.

         General and administrative expenses for the first quarter increased $2.0 million due primarily to the incurrence of costs related to exploring possible recapitalization alternatives (approximately $2.0 million) as well as higher accruals for incentive compensation (approximately $1.2 million.) These expenses were partially offset by reductions in corporate overhead.

         Operating income for the quarter increased $0.5 million to $10.9 million, reflecting higher sales in addition to improved margins. Operating income in last year's first quarter benefited from $2.3 million in gains on disposition of assets.

         Net loss for the first quarter was $8.7 million, or $0.21 per diluted common share, compared with last year's first quarter net loss of $9.1 million, or $0.22 per diluted common share.

Revolving Credit Facility

         Effective March 31, 2004, commitments under the Denny's credit facility were reduced to $158 million as scheduled in the credit agreement. At the end of the first quarter, the credit facility consisted of outstanding term loans of $40 million, revolver advances of $19 million, and letters of credit of $35 million, leaving a net availability of $64 million. As of today, revolver advances have decreased to $18 million, leaving a net availability of $65 million.

Capital Structure

         The Company continues to explore possible alternatives to improve its long-term liquidity and capital structure with its financial advisor, UBS Securities LLC. The Company has not made a determination at this time whether it will ultimately seek to implement any specific alternative, and there can be no assurance that, if it does so, its efforts will be successful.

Further Information

         Denny's will host its quarterly conference call for investors and analysts today, Thursday, May 6, 2004 at 1:00 p.m. EST. Interested parties are invited to join a live, listen only broadcast of the conference call. The call may be accessed through our website at www.dennys.com. On the front page of the website, follow the link to "About Us;" then follow the link to "Investor Info;" and then select the "Live Webcast" icon. A replay of the call may be accessed at the same location later in the day and will remain available for at least 30 days.

         Denny's is America's largest full-service family restaurant chain, consisting of 558 company-owned units and 1,062 franchised and licensed units, with operations in the United States, Canada, Costa Rica, Guam, Mexico, New Zealand and Puerto Rico. For further information on Denny's, including news releases, links to SEC filings and other financial information, please visit our website referenced above.

         Certain matters discussed in this release may constitute forward looking statements involving risks, uncertainties, and other factors that may cause the actual performance of Denny's Corporation, its subsidiaries and underlying restaurants to be materially different from the performance indicated or implied by such statements. Factors that could cause actual performance to differ materially from the performance indicated by such statements include, among others: the competitive pressures from within the restaurant industry; the level of success of the Company's operating initiatives and advertising and promotional efforts; adverse publicity; changes in business strategy or development plans; terms and availability of capital; regional weather conditions; overall changes in the general economy, particularly at the retail level; political environment (including acts of war and terrorism); and other factors from time to time set forth in the Company's SEC reports, including but not limited to the discussion in Management's Discussion and Analysis and the risks identified in Exhibit 99 contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2003 (and in the Company's subsequent quarterly reports on Form 10-Q).

                               DENNY'S CORPORATION
                 Condensed Consolidated Statements of Operations
                                   (Unaudited)


                                                                13 Weeks                  13 Weeks
(In thousands, except per share amounts)                         Ended                      Ended
                                                                3/31/04                    3/26/03
                                                             ---------------            --------------
Revenue:
  Company restaurant sales                                 $      207,762             $      199,444
  Franchise and license revenue                                    21,633                     21,397
                                                             ---------------            --------------
    Total operating revenue                                       229,395                    220,841
                                                             ---------------            --------------
Costs of company restaurant sales                                 181,920                    178,464
Costs of franchise and license revenue                              7,168                      6,492
General and administrative expenses                                15,181                     13,203
Depreciation and amortization                                      14,218                     14,257
Restructuring charges and exit costs                                  105                         46
Impairment charges                                                     --                        289
Gains on disposition of assets and other, net                         (74)                    (2,317)
                                                             ---------------            --------------
    Total operating costs and expenses                            218,518                    210,434
                                                             ---------------            --------------
Operating income                                                   10,877                     10,407
                                                             ---------------            --------------
Other expenses:
  Interest expense, net                                            19,468                     19,217
  Other nonoperating (income) expense, net                            (65)                         7
                                                             ---------------            --------------
    Total other expenses, net                                      19,403                     19,224
                                                             ---------------            --------------
Loss before income taxes                                           (8,526)                    (8,817)
Provision for income taxes                                            204                        265
                                                             ---------------            --------------
Net loss                                                   $       (8,730)            $       (9,082)
                                                             ===============            ==============


Basic and diluted net loss per share                       $        (0.21)            $        (0.22)
                                                             ===============            ==============

Basic and diluted weighted average shares outstanding              41,076                     40,513
                                                             ===============            ==============

                               DENNY'S CORPORATION
                      Condensed Consolidated Balance Sheets
                                   (Unaudited)



(In thousands)                                                       3/31/04                12/31/03
                                                                 -----------------      -----------------
ASSETS
Current Assets
  Cash and cash equivalents                                    $        3,334         $        7,363
  Other                                                                24,237                 24,894
                                                                 -----------------      -----------------
                                                                       27,571                 32,257
                                                                 -----------------      -----------------

Property, net                                                         289,909                296,995
Goodwill                                                               50,404                 50,404
Intangible assets, net                                                 81,956                 83,879
Other assets                                                           40,856                 43,117
                                                                 -----------------      -----------------
     Total Assets                                              $      490,696         $      506,652
                                                                 =================      =================

LIABILITIES AND SHAREHOLDERS' DEFICIT
Current Liabilities
  Current maturities of notes and debentures                   $       59,635         $       51,714
  Current maturities of capital lease obligations                       3,391                  3,462
  Accounts payable and other accrued liabilities                      122,892                137,549
                                                                 -----------------      -----------------
                                                                      185,918                192,725
                                                                 -----------------      -----------------
Long-Term Liabilities
  Notes and debentures, less current maturities                       508,973                509,593
  Capital lease obligations, less current maturities                   28,502                 28,728
  Other                                                                88,778                 88,538
                                                                 -----------------      -----------------
                                                                      626,253                626,859
                                                                 -----------------      -----------------
     Total Liabilities                                                812,171                819,584
     Total Shareholders' Deficit                                     (321,475)              (312,932)
                                                                 -----------------      -----------------
     Total Liabilities and Shareholders' Deficit               $      490,696         $      506,652
                                                                 =================      =================

                               DENNY'S CORPORATION
                           Quarterly Operating Margins
                                   (Unaudited)


                                                          13 Weeks                    13 Weeks
                                                           Ended                       Ended
(In millions)                                             3/31/04                     3/26/03
                                                    ---------------------       ---------------------
Total operating revenue (1)                       $    229.4     100.0%       $     220.8   100.0%

Company restaurant operations: (2)
   Company restaurant sales                            207.8     100.0%             199.4   100.0%
   Costs of company restaurant sales:
      Product costs                                     53.1      25.5%              49.0    24.6%
      Payroll and benefits                              88.3      42.5%              88.5    44.4%
      Occupancy                                         12.5       6.0%              12.1     6.1%
      Other operating costs:
         Utilities                                       9.8       4.7%               9.1     4.6%
         Repairs and maintenance                         3.3       1.6%               4.7     2.3%
         Marketing                                       7.5       3.6%               7.0     3.5%
         Other                                           7.4       3.6%               8.0     4.0%
                                                    ---------------------       ---------------------
   Total costs of company restaurant sales             181.9      87.6%             178.4    89.5%
                                                    ---------------------       ---------------------
   Company restaurant operating margin (4)        $     25.8      12.4%       $      21.0    10.5%
                                                    ---------------------       ---------------------

Franchise operations: (3)
   Franchise and license revenue                        21.6     100.0%              21.4   100.0%
   Costs of franchise and license revenue                7.2      33.1%               6.5    30.4%
                                                    ---------------------       ---------------------
    Franchise operating margin (4)                 $    14.5      66.9%       $      14.9    69.6%
                                                    ---------------------       ---------------------

Total operating margin (1)(4)                     $     40.3      17.6%       $      35.9    16.3%

Other operating expenses: (1)(4)
   General and administrative expenses                  15.2       6.6%              13.2     6.0%
   Depreciation and amortization                        14.2       6.2%              14.3     6.5%
   Restructuring, exit costs and impairment              0.1       0.0%               0.3     0.1%
   Gains on disposition of assets and other, net        (0.1)     (0.0%)             (2.3)   (1.0%)
                                                    ---------------------       ---------------------
   Total other operating expenses                 $     29.4      12.8%       $      25.5    11.6%
                                                    ---------------------       ---------------------

Operating income (1)                              $     10.9       4.7%       $      10.4     4.7%
                                                    =====================       =====================


  (1) As a percentage of total operating revenue
  (2) As a percentage of company restaurant sales
  (3) As a percentage of franchise and license revenue
  (4) Other operating expenses such as general and administrative expenses and depreciation and amortization relate to both company and franchise operations and are not allocated to costs of company restaurant sales and costs of franchise and license revenue. As such, operating margins may be considered a non-GAAP financial measure. Operating margins should be considered as a supplement to, not as a substitute for, operating income, net income or other financial measures prepared in accordance with accounting principles generally accepted in the United States of America.


                               DENNY'S CORPORATION
                              EBITDA Reconciliation
                                   (Unaudited)


                                        13 Weeks           13 Weeks
                                          Ended             Ended
(in millions)                            3/31/04           3/26/03
                                      --------------    --------------
Net loss                              $      (8.7)      $      (9.1)

Provision for income taxes                    0.2               0.3
Interest expense, net                        19.5              19.2
Depreciation and amortization                14.2              14.3

                                      ---------------   ---------------
EBITDA (1) (2)                        $      25.2       $      24.7
                                      ===============   ===============


    (1) Following SEC guidance, we changed our definition of EBITDA in the second quarter of 2003. Amounts previously reported for EBITDA have been reclassified to conform to the current presentation.
    (2) We believe that, in addition to other financial measures, EBITDA is an appropriate indicator to assist in the evaluation of our operating performance because it provides additional information with respect to our ability to meet our future debt service, capital expenditures and working capital needs. However, EBITDA should be considered as a supplement to, not a substitute for, operating income, net income or other financial performance measures prepared in accordance with accounting principles generally accepted in the United States of America.


                                                     13 Weeks       13 Weeks
                                                      Ended          Ended
                                                     3/31/04        3/26/03
                                                  -------------  --------------
Other financial data: (3)

Restructuring charges and exit costs             $      0.1      $     0.0
Impairment charges                                       --            0.3
Gains on disposition of assets and other, net          (0.1)          (2.3)
Other nonoperating (income) expense, net               (0.1)           0.0


    (3) The line items in this section are components of both net income and EBITDA as shown above.



                               DENNY'S CORPORATION
                                Statistical Data
                                   (Unaudited)


                                               13 Weeks
Same-Store Sales                                Ended
(increase/(decrease) vs. prior year)           3/31/04
                                            ---------------
Company-Owned Same-Store Sales                      6.4%
   Guest Check Average                              3.0%
   Guest Counts                                     3.3%

Franchised Same-Store Sales                         6.7%


                                               13 Weeks          13 Weeks
Aggregate Unit Sales                            Ended             Ended
($ in millions)                                3/31/04           3/26/03
                                            ---------------   ---------------
   Company-Owned Units                    $       207.8     $        199.4



                                               13 Weeks          13 Weeks
Average Unit Sales                              Ended             Ended
($ in thousands)                               3/31/04           3/26/03
                                            ---------------   ---------------

   Company-Owned Units                    $       373.1     $        354.8


                                                                    Franchised
Restaurant Units                                Company             & Licensed             Total
                                            -----------------    -----------------    ----------------
Ending Units 3/26/03                              563                 1,106                1,669

   Units Opened                                     0                    16                   16
   Units Acquired/Reacquired                        1                    (1)                   0
   Units Refranchised                               0                     0                    0
   Units Closed                                    (6)                  (57)                 (63)
                                            -----------------    -----------------    ----------------
      Net Change                                   (5)                  (42)                 (47)

Ending Units 3/31/04                              558                 1,064                1,622
